UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 2, 2017

SABRA HEALTH CARE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code: (888) 393-8248
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging grow company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed on the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. (the “Company”), on September 25, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering of 16,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). Pursuant to the Underwriting Agreement, the Company granted the Underwriters the option to purchase up to 2,400,000 additional shares of its Common Stock (the “Over-Allotment Option”). The Underwriters exercised the Over-Allotment Option in full to purchase 2,400,000 additional shares of the Common Stock from the Company. On October 2, 2017, the Company issued and delivered the 2,400,000 shares of Common Stock.

Including the sale of the 2,400,000 additional shares, the Company estimates that the net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $370.1 million. The Company intends to use the net proceeds from the offering to repay borrowings outstanding on its revolving credit facility. Any remaining proceeds to the Company will be used to fund possible future acquisitions or for general corporate purposes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary
Dated: October 2, 2017